Exhibit 10.1

ELECTRONIC ARTS INC.

KEY EMPLOYEE CONTINUITY PLAN

The Company hereby adopts the Electronic Arts Inc. Key Employee Continuity Plan for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions set forth in this plan. Capitalized terms are defined in Section 1.

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.2 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means (i) the continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), (ii) the engaging by the Eligible Employee in conduct which is demonstrably injurious to the Company or its Affiliates, monetarily or otherwise, (iii) the Eligible Employee committing any felony or any crime involving fraud, breach of trust or misappropriation or (iv) any breach or violation of any agreement or written code of conduct relating to the Eligible Employee’s employment with the Employer where the Employer, in its sole discretion, determines that such breach or violation materially and adversely affects the Company or any of its Affiliates.

1.5 A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 50% or more of (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board (the “Incumbent Board”): individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (B) no Person will become the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 50% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation); and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (B) in which (or in any parent of such entity) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition); and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.

1.6 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.7 “Company” means Electronic Arts Inc., a Delaware corporation, or any successors thereto.

1.8 “Disability” means long-term disability under the terms of the Employer’s long-term disability plan, as then in effect.

1.9 “Effective Date” means February 7, 2008, the date as of which the Plan has been adopted.

1.10 “Eligible Employee” means any employee who is a Tier 1, Tier 2, Tier 3 or Tier 4 Employee. For clarification purposes only, Lawrence F. Probst III, the Chairman of the Board of Directors at the time of adoption of the Plan, is not an Eligible Employee.

1.11 “Employer” means the Company or any of its Affiliates that is an employer of an Eligible Employee.

1.12 “Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case whether settled in stock, cash or otherwise, but excluding any performance share awards and performance cash awards, which are granted to an Eligible Employee under the Electronic Arts Inc. 2000 Equity Incentive Plan and any other equity-based incentive plan or arrangement adopted or assumed by the Company, and any future equity-based incentive plan or arrangement adopted or assumed by the Company at any time prior to a Change in Control. For purposes of this Plan, Equity Awards shall also include any securities acquired upon the exercise of an option, warrant or other similar right that constitutes an Equity Award.

1.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.15 “Good Reason” means:

(i) for all Eligible Employees, the occurrence without the affected Eligible Employee’s written consent, of any of the following on or after the date of a Change in Control:

(A) a change in the location of such Eligible Employee’s principal place of business by more than 50 miles when compared to the Eligible Employee’s principal place of business immediately before the Change in Control; and

(B)(1) a more than 10% reduction in the Eligible Employee’s annual base salary in effect immediately before the Change in Control, (2) a more than 10% reduction in the Eligible Employee’s target annual bonus or incentive opportunity from that in effect immediately before the Change in Control, or (3) a more than 10% reduction in the Eligible Employee’s total target annual cash compensation, including without limitation, annual base salary and target annual bonus or incentive opportunity, from that in effect immediately before the Change in Control; and

(ii) for Specified Eligible Employees, in addition to the events described in clause (i) above, the occurrence without the affected Specified Eligible Employee’s written consent, on or after the date of a Change in Control, of a material reduction in the Specified Eligible Employee’s authority, duties, or responsibilities, including, without limitation, a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Specified Eligible Employee is required to report, which shall include a requirement that a Specified Eligible Employee report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation), when compared to the Specified Eligible Employee’s authority, duties, or responsibilities, or the authority, duties or responsibilities of the supervisor to whom the Specified Eligible Employee is required to report, immediately before the Change in Control.

Notwithstanding the foregoing, Good Reason shall exist only if the following conditions are met: (A) the Eligible Employee gives the Employer written notice, pursuant to Section 5.8, of his or her intention to terminate employment with the Employer for Good Reason; (B) such notice is delivered to the Employer within 90 days of the initial existence of the condition giving rise to the right to terminate for Good Reason, and at least 30 days in advance of the date of termination; (C) the Employer fails to cure the alleged Good Reason to the reasonable satisfaction of the Eligible Employee prior to the Eligible Employee’s termination, and (D) the events described in the preceding sentence, singly or in combination, result in a material negative change in the Executive’s employment relationship with the Employer, so that the Executive’s termination effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code.

1.16 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.17 “Plan” means the Electronic Arts Inc. Key Employee Continuity Plan, as set forth herein (including Schedule A), as it may be amended from time to time.

1.18 “Plan Administrator” means the person or persons appointed from time to time by the Board which appointment may be revoked at any time by the Board. If no Plan Administrator has been appointed by the Board (or if the Plan Administrator has been removed by the Board and no new Plan Administrator has been appointed by the Board), the Compensation Committee of the Board shall be the Plan Administrator.

1.19 A “Potential Change in Control” shall be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control.

1.20 “Potential Change in Control Period” means the period of time beginning on the date of a Potential Change in Control and ending on either the date that such Change in Control occurs, or the date of termination of the agreement that constituted the Potential Change in Control.

1.21 “Severance” means:

(i) during the time period beginning on the Change in Control and ending on the first anniversary of the Change in Control, a termination of an Eligible Employee’s employment with the Employer (A) by the Employer without Cause or (B) by the Eligible Employee for Good Reason; or

(ii) during the two (2) months immediately preceding a Change in Control, a termination of an Eligible Employee’s employment with the Employer by the Employer without Cause, which termination is made in connection with the Change in Control, as determined by the Plan Administrator in its sole discretion;

provided that in the case of either clause (i) or clause (ii) of this definition, such employment termination meets the criteria for a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Termination of an Eligible Employee’s employment on account of death or Disability shall not be treated as a Severance.

1.22 “Severance Agreement and Release” means the written separation agreement and release substantially in the form attached hereto as Appendix I, as may be amended from time to time.

1.23 “Severance Date” means, subject to the terms of Section 1.21, the effective date on which an Eligible Employee’s employment by the Employer terminates due to a Severance as specified in a prior written notice by the Company or the Eligible Employee, as the case may be, delivered to the other pursuant to Section 5.8.

1.24 “Severance Payment” means the payment determined pursuant to Section 2.1.

1.25 “Severed Employee” is an Eligible Employee once he or she incurs a Severance.

1.26 “Specified Eligible Employee” means any Eligible Employee that serves in one or more of the positions or roles for the Company set forth on Schedule A, as such list may be amended from time to time by the Plan Administrator. The Tier level of each Specified Eligible Employee will be determined in accordance with such employee’s corporate title or level or in the absence thereof, as designated by the Plan Administrator.

1.27 “Tier 1 Employee” means the Chief Executive Officer of the Company, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

1.28 “Tier 2 Employee” means any President or Executive Vice President of the Company or any of its Affiliates, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

1.29 “Tier 3 Employee” means any Senior Vice President of the Company or any of its Affiliates, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

1.30 “Tier 4 Employee” means any Vice President of the Company or any of its Affiliates, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

SECTION 2. SEVERANCE PAYMENT; BENEFITS.

2.1 Each Eligible Employee who incurs a Severance shall be entitled, subject to the timely execution, return, and non-revocation of the Severance Agreement and Release, to receive from the Company, subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, a cash payment equal to the product of (A) the sum of (x) such Eligible Employee’s annual base salary as in effect immediately prior to the Severance Date, plus (y) such Eligible Employee’s target annual bonus or incentive opportunity for the year in which the Severance Date occurs; multiplied by (B) in the case of a Tier 1 Employee or a Tier 2 Employee, 1.5; in the case of a Tier 3 Employee, 1; and in the case of a Tier 4 Employee, 0.5. For purposes of clauses (x) and (y) above, annual base salary and target annual bonus or incentive opportunity shall be the amount in effect immediately prior to the Severance Date without regard to any reductions therein which constitute Good Reason. The Severance Payment shall be paid to a Severed Employee in a cash lump sum within 74 days of the Severance Date, provided that the Severed Employee signs and can no longer revoke the Severance Agreement and Release during that 74 day period.

2.2 Subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, and to the extent not vested and exercised or paid out in connection with the Change in Control, in the event an Eligible Employee incurs a Severance, on the Severance Date, the Severed Employee shall become fully vested in all outstanding Equity Awards, including without limitation, stock options, restricted stock, restricted stock units, and stock appreciation rights (notwithstanding any provision of the Company’s applicable equity plans to the contrary). Notwithstanding the foregoing, in the event of a Severance within two (2) months preceding a Change in Control, the Severed Employee shall not forfeit or further vest in any unvested Equity Awards between the Severance Date and the date of the Change in Control but all such awards shall vest in full upon the Change in Control.

(i) In the case of an Equity Award consisting of a stock option or stock appreciation right, such stock option or stock appreciation right shall continue to be exercisable for a period of three years from the Severance Date (or such longer period as may be prescribed in the plan or agreement governing such option), but in no event later than the earlier of the expiration date of such option or stock appreciation right or the tenth anniversary of the grant date of such option or stock appreciation right

(ii) In the case of an Equity Award consisting of restricted stock not subject to performance criteria, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of the restricted stock vested on or before the later of the Severance Date and the Change in Control.

(iii) In the case of an Equity Award consisting of restricted stock units, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of the restricted stock units vested on or before the later of the Severance Date and the Change in Control, but any such restricted stock unit shall be settled in accordance with its terms.

2.3 Subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, each Eligible Employee who incurs a Severance shall be entitled, in full satisfaction of any performance cash awards granted to such Eligible Employee for any incomplete performance cycle as of the Eligible Employee’s Severance Date, such amount in cash, subject to the Company’s achievement of the applicable performance measures for such awards, for the completed fiscal years prior to the beginning of the fiscal year in which the Severance Date occurs, as determined by the Compensation Committee of the Board in its sole discretion, multiplied by a fraction the numerator of which shall be the number of days the Eligible Employee was employed by the Employer during the applicable performance cycle and the denominator of which shall be the total number of days in the performance cycle. Any such performance cash award shall be paid in accordance with its terms.

2.4 Subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, each Eligible Employee who incurs a Severance shall be entitled to receive from the Company, in full satisfaction of any performance share awards granted to such Eligible Employee for any incomplete performance cycle as of the Eligible Employee’s Severance Date, such number of shares of restricted stock, subject to the Company’s achievement of the applicable performance measures for such awards, for the completed fiscal years prior to the beginning of the fiscal year in which the Severance Date occurs, as determined by the Compensation Committee of the Board in its sole discretion, multiplied by a fraction the numerator of which shall be the number of days the Eligible Employee was employed by the Employer during the applicable performance cycle and the denominator of which shall be the total number of days in the performance cycle. The Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of any such restricted shares as of the later of the Severance Date and the Change in Control.

2.5 Subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, in the event an Eligible Employee incurs a Severance, and provided that the Eligible Employee timely elects continued coverage under the Consolidated Omnibus Budge Reconciliation Act of 1985 (“COBRA”), the Company shall pay the COBRA premiums of such Eligible Employee’s group medical, dental and vision coverage (including coverage for the Eligible Employee’s eligible dependents who were covered as of the Severance Date), commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for the period set forth in the last sentence of this Section (the “Continuation Period”). Such COBRA premium payments shall continue for the duration of the Continuation Period; provided, however, that no such COBRA premium payments shall be made following an event which terminates the Eligible Employee’s continuation coverage under COBRA, including, but not limited to, the Eligible Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer or otherwise becomes ineligible for COBRA continuation coverage. The Employer will provide benefits under this Section for the following durations: (i) in the case of a Tier 1 Employee or a Tier 2 Employee, for eighteen months from the Severance Date; (ii) in the case of a Tier 3 Employee, for twelve months from the Severance Date; and (iii) in the case of a Tier 4 Employee, for six months from the Severance Date.

If the Eligible Employee is entitled to have the Company pay COBRA premiums for the Continuation Period under this Section, the Company shall reimburse the Eligible Employee for any COBRA premiums paid during the period between the Severance Date and the date that is 74 days after the Severance Date. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payments required under COBRA. Therefore, the period during which an Eligible Employee may elect to continue the Company’s group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay insurance premiums that the Company pays during the Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Eligible Employee shall be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section, applicable premiums that will be paid by the Company during the Continuation Period shall not include any amounts payable by the Eligible Employee under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

2.6 The Company shall reimburse each Eligible Employee for all reasonable legal fees and expenses incurred at any time by the Eligible Employee in seeking to obtain or enforce any benefit or right provided by this Plan, so long as: (i) the Eligible Employee prevails on the merits of his or her claim, and (ii) the Eligible Employee submits any request for reimbursement by November 30 of the calendar year following the year in which the legal fee or expense is incurred. The Company shall timely reimburse legal fees and expenses that meet these requirements, but in no event shall payment be later than the last day of the year following the year in which the legal fee or expense is incurred.

2.7 In the event of a claim for benefits hereunder by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse determination on appeal. In the event an Eligible Employee wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Eligible Employee (or his or her duly authorized legal representative), upon written request to the Plan Administrator, shall be permitted to review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Plan

Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

2.8 No Severed Employee shall be eligible to receive a Severance Payment or other benefits under the Plan unless he or she first timely executes, returns to the Company and does not revoke the Severance Agreement and Release in accordance with the requirements of Section 3.4.

2.9 An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any U.S. or foreign federal, state or local withholding or other taxes or charges which it is from time to time reasonably believes it is required to withhold.

2.10 A Severed Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor, except as otherwise provided in Section 2.5, shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a Severed Employee as a result of employment by another employer after the Severance Date or otherwise.

2.11 This Section 2.11 shall apply with respect to any Eligible Employee who, taking into account the benefit provided under the Plan and all other payments that would be deemed to be “parachute payments” within the meaning of section 280G of the Code (collectively, the “280G Payments”), would be subject to the excise tax under section 4999 of the Code (a “Section 2.11 Participant”). Notwithstanding any provision of the Plan to the contrary, a Section 2.11 Participant’s benefit under the Plan shall be reduced to an amount equal to (i) 2.99 times the Section 2.11 Participant’s “base amount” (within the meaning of section 280G of the Code) (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of section 280G of the Code (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to the Section 2.11 Participant (taking into account all applicable federal, state and local taxes including the excise tax under section 4999 of the Code). Unless the Company and the Section 2.11 Participant otherwise agree in writing, all determinations required to be made under this Section, including the manner and amount of any reduction in the Section 2.11 Participant’s benefits under this Section 2, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the events giving rise to the payment of such benefits (the “Accountants”). For the purposes of making the calculations required under this Section, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

SECTION 3. PLAN ADMINISTRATION.

3.1 The Plan Administrator shall administer the Plan and shall have the full, discretionary authority to (i) construe and interpret the Plan, (ii) adopt amendments to the Plan which are deemed necessary or desirable to bring the Plan in compliance with all applicable laws and regulations, including without limitation, section 409A of the Code and the regulations thereunder, (iii) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan, (iv) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and also the times for giving any notice required by the Plan, (v) settle and determine any controversies and disputes as to rights and benefits under the Plan, (vi) decide any questions of fact arising under the Plan and (vii) make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, provided, however, that (x) the Severance Agreement and Release may be amended and executed on behalf of the Employer upon the approval of both the General Counsel and Chief Human Resources Officer, in their sole discretion, including without limitation to the extent necessary or desirable to comply with applicable law in any jurisdiction, with the execution of the Severance Agreement and Release by both the General Counsel and Chief Human Resources Officer to be conclusive evidence of the approval by the Employer of any such amendment, (y) the requirement that an Eligible Employee provide the Severance Agreement and Release may be waived with the written approval of both the General Counsel and Chief Human Resources Officer, in their sole discretion and (z) the requirement to provide the Severance Agreement and Release in the form attached hereto as Appendix I may be waived with the written approval of both the General Counsel and Chief Human Resources Officer, in their sole discretion.

3.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

3.4 Unless such requirement is waived by the General Counsel and Chief Human Resources Officer in their sole discretion, the Plan Administrator shall promptly provide the Severance Agreement and Release to an Eligible Employee who becomes eligible for a payment and benefits under Sections 2.1, 2.2, 2.3, 2.4 and 2.5 and shall require an executed Severance Agreement and Release to be returned to the Plan Administrator within no more than forty-five (45) days (or such shorter time period as the Plan Administrator may impose, subject to compliance with applicable law) from the date the Eligible Employee receives the Severance Agreement and Release. Unless such requirement is waived by the General Counsel and Chief Human Resources Officer in their sole discretion, if the Eligible Employee does not execute and return the Severance Agreement and Release to the Plan Administrator within the specified time period, he or she will not be entitled to any payments or benefits under the Plan. Any deadline established by the Plan

Administrator shall ensure that the payment of any benefit under Sections 2.1, 2.2, 2.3, 2.4 and 2.5 is made no more than two and one-half months after the end of the calendar year in which the Severance occurs.

SECTION 4. PLAN MODIFICATION OR TERMINATION.

4.1 The Plan may be amended or terminated by the Board at any time; provided, however, that, except as provided in Section 3.1(ii) above and Section 4.2 below, any termination of the Plan or modification of the Plan in any material manner shall be void and of no force and effect if such action is taken during any of the following periods and is not required by law: (i) during the period commencing on a Change in Control and ending on the first anniversary of the Change in Control or (ii) during the period commencing on a date twelve (12) months prior to a Change in Control, or (iii) during the period commencing on a date twelve (12) months prior to a Potential Change in Control and ending on the date that is the end of the Potential Change in Control Period.

4.2 Notwithstanding Section 4.1, above, the Plan shall, to the extent possible, be administered to prevent the adverse tax consequences described in section 409A(a)(1) of the Code from applying to any payment made under the Plan, and any provision of the Plan that does not further this purpose shall be severed from the Plan and of no force and effect unless the General Counsel and Chief Human Resources Officer, in their sole discretion, determine that the provision shall apply. To the extent that any payment under the Plan is subject to a delay pursuant to Code Section 409(A)(a)(2)(B)(i) and the regulations and guidance thereunder, such payment shall be delayed until the date that is 6 months after the Eligible Employee’s separation from service, and no interest shall be paid on any amounts so delayed.

4.3 The Plan shall terminate automatically five years from the Effective Date unless extended by the Company or unless a Change in Control shall have occurred prior thereto, in which case the Plan shall terminate automatically one year and one day after a Change in Control or, if later, when all benefits payable under the Plan are paid.

SECTION 5. GENERAL PROVISIONS.

5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2 If an Employer is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

5.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, each Eligible Employee, present and future, and any successor to the Employer. If a Severed Employee shall die while any amount would still be payable to such Severed Employee under the Plan if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

5.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.

5.8 Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address. A written notice of an Eligible Employee’s Severance Date by the Company or the Eligible Employee, as the case may be, to the other shall (i) indicate the specific termination provision of the Plan that is being relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated and (iii) specify the termination date (which date, in the case of a termination by the Eligible Employee for Good Reason, shall be not less than thirty (30), and in all other cases shall be not less than fifteen (15) days nor more than sixty (60) days after the giving of such notice). The failure by the Company or the Eligible Employee to provide such notice or to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Company or the Eligible Employee hereunder or preclude the Company or Eligible Employee from asserting such fact or circumstance in enforcing the Company’s or the Eligible Employee’s rights hereunder.

5.9 Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that an Eligible Employee is entitled to receive under any Employer compensation or benefit plan, award agreement, or other arrangement. Any severance benefit provided under any Employer compensation or benefit plan, award agreement, or other arrangement, including without limitation the Electronic Arts Inc. Severance Benefit Plan, shall offset, on a dollar for dollar basis, any benefits owed under the Plan.

5.10 Except to the extent explicitly provided in this Plan, any awards made under any Employer compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder as in effect from time to time. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any Employer retirement, life insurance, or other employee benefit plan.

5.11 This Plan shall be construed and enforced according to the laws of the State of California (not including any California law that would require the substantive law of another jurisdiction to apply), to the extent not preempted by federal law, which shall otherwise control.

5.12 Because the Plan is not intended to provide retirement income or result in the systematic deferral of income to termination of employment, the Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the ERISA, and not an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. However, to the extent that the Plan (without regard to this Section 5.12) is determined to be an “employee pension benefit plan” because (i) with respect to certain participants the Plan provides for payments in excess of the amount specified in 29 C.F.R. Section 2510.3-2(b) (the “Severance Pay Regulation”) and (ii) the facts and circumstances indicate the Plan (without regard to this Section 5.12) is not otherwise an “employee welfare benefit plan,” then the following provisions shall apply: The Plan shall be treated as two plans, one of which provides the benefits required by Section 2 not in excess of the safe harbor described in the Severance Pay Regulation and the other of which provides for all other payments and benefits required by Section 2 pursuant to a plan maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” as described in Section 201(2) of ERISA.

SCHEDULE A

SPECIFIED ELIGIBLE EMPLOYEES

Chief Executive Officer

Chief Financial Officer

Chief Human Resources Officer (role currently held by the Executive Vice President, Human Resources)

Executive Vice President, Legal and Business Affairs

Senior Vice President, Tax and Treasury

General Counsel

Chief Accounting Officer

APPENDIX I

FORM OF

SEVERANCE AGREEMENT AND RELEASE

This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”) is made as of [            ], 200[_], by and between Electronic Arts Inc., a Delaware corporation, with its principal place of business at 209 Redwood Shores Parkway, Redwood City, California 94065-1175 (which together with its affiliates and subsidiaries, if any, will hereinafter collectively be called “Employer”) and [            ], an individual residing at [            ] (“Employee”).

A. Employee has been employed by Employer since on or about [            ]. [Employer and Employee have entered into a New Hire/Proprietary Information Agreement dated as of [            ] (the “New Hire/Proprietary Information Agreement”)]1

B. The Electronic Arts Inc. Key Employee Continuity Plan (as such plan may be amended from time to time, the “Plan”) sets forth certain rights, benefits and obligations of the parties arising out of Employee’s employment by Employer and the severance of such employment in connection with a Change in Control as determined in accordance with the Plan.

C. Employee recognizes that this Agreement will automatically be revoked and Employee shall forfeit any benefit to which he or she may be entitled under the Plan unless Employee submits an executed copy of this Agreement [or similar agreement to be provided to persons employed by the Company outside the United States] to the Employer on or before [            ].

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

1. Termination of Employment Relationship. The relationship between Employee and Employer shall terminate as of             (the “Separation Date”). [Note that Separation Date cannot be later than the date the agreement is signed or the release will not provide the Company with full protection.]

2. Employee Severance. In consideration of Employee’s undertakings set forth in this Agreement, Employer will pay Employee $[            ] in accordance with the terms of the Plan, plus such other benefits as are provided under the terms of the Plan and this Agreement. Such payment and benefits will be less all applicable deductions (including, without limitation, any federal, state or local tax withholdings). Such payment and benefits are contingent upon the execution of this Agreement by Employee and Employee’s compliance with all terms and conditions of this Agreement and the Plan. Employee agrees that if this Agreement does not become effective, Employer shall not be required to make any further payments or provide any further benefits to Employee pursuant to this Agreement or the Plan and shall be entitled to recover all payments and be reimbursed for all benefits already made or provided

[1]	To be included if Employee has signed a New Hire/Proprietary Information Agreement.

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by it (including interest thereon). Except for Employee’s final paycheck and the amounts and benefits set forth herein and in the Plan, Employee acknowledges and agrees that Employer has already paid Employee any and all wages, salary, benefit payments and/or other payments owed to Employee from Employer, and that no further payments, amounts or benefits are owed or will be owed.

3. Release of Employer. In consideration of the obligations of Employer described in Paragraph 2 above, Employee hereby completely releases and forever discharges Employer, its related corporations, divisions and entities, its predecessors, successors, and assigns, and its and each of their officers, directors, employees and agents, (collectively referred to as the “Releasees”) from all claims, rights, demands, actions, liabilities and causes of action of any kind whatsoever, known and unknown, which Employee may have or have ever had against the Releasees (“claims”) including without limitation all claims arising from or connected with Employee’s employment by the Employer, whether based in tort or contract (express or implied) or on federal, state or local law or regulation. Employee has been advised that Employee’s release does not apply to any rights or claims that may arise after the date that this Agreement is signed by the Employee (the “Effective Date”). This Agreement shall not affect Employee’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of the release contained herein. [Note: release to be reviewed in each case for purposes of compliance with laws of applicable jurisdiction.]

4. Acknowledgment. Employee understands and agrees that this is a final release and that Employee is waiving all rights now or in the future to pursue any remedies available under any employment related cause of action against the Releasees, including without limitation claims of wrongful discharge, emotional distress, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, claims of violation of the California Labor Code and claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment. Employee further acknowledges and agrees that Employee has received all leave to which Employee is entitled under all federal, state, and local laws and regulations related to leave from employment, including, but not limited to, the Family and Medical Leave Act, the California Family Rights Act, and California worker’s compensation laws. [Note: release to be reviewed in each case for purposes of compliance with laws of applicable jurisdiction.]

5. Waiver of California Civil Code. Employee hereby expressly waives the provision of California Civil Code Section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.

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Employee acknowledges that the waiver of this Section of the California Civil Code set forth above is an essential and material term of this release, and that Employee has read this provision, and intends these consequences even as to unknown claims which may exist at the time of this release.

6. Covenant Not to Sue. Employee represents that Employee has not filed or commenced any proceeding against the Releasees and agrees that at no time in the future will Employee file or maintain any charge, claim or action of any kind, nature and character whatsoever against the Releasees, or cause or knowingly permit any such charge, claim or action to be filed or maintained, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the matters covered by Paragraph 3 above, except as provided in the following sentence. Notwithstanding Employee’s release and waiver of remedies under the ADEA, this Agreement and the above covenant not to sue do not affect enforcement of the ADEA by the Equal Employment Opportunity Commission (“EEOC”), nor preclude Employee from (i) filing an ADEA charge with the EEOC, (ii) participating in an ADEA investigation or proceeding conducted by the EEOC, or (iii) initiating a proceeding regarding the enforceability of this Agreement with respect to ADEA rights and remedies. If Employee initiates any lawsuit or other legal proceeding in contravention of this covenant not to sue (other than a proceeding regarding the enforceability of this Agreement with respect to ADEA rights and remedies), Employee shall be required to immediately repay to Employer the full consideration paid to Employee pursuant to Paragraph 2 above, regardless of the outcome of Employee’s legal action.

7. Nondisclosure of Agreement. Employee will maintain the fact and terms of this Agreement and any payments made by Employer in strict confidence and will not disclose the same to any other person or entity (except Employee’s legal counsel, spouse and accountant) without the prior written consent of Employer. The parties agree that this confidentiality provision is a material term of this Agreement. A violation of the promise of nondisclosure shall be a material breach of this Agreement. It is acknowledged that in the event of such a violation, it will be impracticable or extremely difficult to calculate the actual damages and, therefore, the parties agree that upon a breach, in addition to whatever rights and remedies Employer may have at law and in equity, Employee will pay to Employer as liquidated damages, and not as a penalty, the sum of Five Hundred Dollars ($500.00) for each such breach and each repetition thereof.

[8. Return of Property; Confidentiality; Inventions. 2

(a) Employee represents that Employee does not have in Employee’s possession any records, documents, specifications, or any confidential material or any equipment or other property of Employer.

(b) Employee represents that Employee has complied with and will continue to comply with Paragraphs 3 and 4 of the New Hire/Proprietary Information Agreement pertaining to Proprietary Information (as defined therein), and will preserve as confidential all confidential information pertaining to the business of Employer and its customers and licensees.

[2]	To be used for Employees who have signed a New Hire/Proprietary Information Agreement.

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(c) Employee represents that Employee has complied with and will continue to comply with Paragraphs 5 and 6 of the New Hire/Proprietary Information Agreement pertaining to Inventions (as defined therein).]

[8. Return of Property; Confidentiality; Inventions.

(a) Employee represents that Employee does not have in Employee’s possession any records, documents, specifications, or any confidential material or any equipment or other property of Employer.

(b) Employee understands and acknowledges that all Proprietary Information (as defined below) is the sole property of Employer and its assigns. Employee hereby assigns to Employer any rights Employee may have in all Proprietary Information. At all times, Employee shall keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of Employer. Employee represents that Employee has delivered to Employer all materials, documents and data of any nature containing or pertaining to any Proprietary Information and has not taken and will not take with Employee any such materials, documents or data or any reproduction thereof. “Proprietary Information” means any information of a confidential or secret nature that may have been learned or developed by Employee during the period of Employee’s employment by Employer and which (i) relates to the business of Employer or to the business of any customer or supplier of Employer, or (ii) has been created, discovered or developed by, or has otherwise become known to Employer and has commercial value in the business in which Employer is engaged. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts, personnel information and customer lists.

(c) Employee represents that Employee has disclosed or will disclose in confidence to Employer, or any persons designated by it, all Inventions (as defined below) that have been made or conceived or first reduced to practice by Employee during Employee’s employment with Employer (or thereafter if Invention uses Proprietary Information of Employer). All such Inventions are the sole and exclusive property of Employer and its assigns, and Employer and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Employee agrees to assist Employer in every proper way (but at Employer’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Employee has executed or will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefore and enforcing same, as Employer may desire, together with any assignments thereof to Employer or to persons designated by Employer. Employer shall compensate Employee at a reasonable rate for any time after the Separation Date actually spent by Employee at Employer’s request on such assistance. “Inventions” means all inventions, improvements, original works or authorship, formulas, processes, computer programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or first reduced to practice or learned by Employee, whether or not in the course of Employee’s employment.

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[(d) Employee has been notified and understands that the provisions of Paragraph 8(c) above do not apply to an Invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

(i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.]3/4

9. Non-Disparagement. Without limiting the foregoing, Employee agrees that Employee will not make statements or representations to any other person, entity or firm which may cast Employer, or its directors, officers, agents or employees, in an unfavorable light, which are offensive, or which could adversely affect Employer’s name or reputation or the name or reputation of any director, officer, agent or employee of Employer. The parties agree that the provisions of this Paragraph 9 are material terms of this Agreement.

10. Cooperation with Employer. Employee agrees that Employee will cooperate with Employer, its agents, and its attorneys with respect to any matters in which Employee was involved during Employee’s employment with Employer or about which Employee has information, will provide upon request from Employer all such information or information about any such matter, and will be available to assist with any litigation or potential litigation relating to Employee’s actions as an employee of Employer.

11. Non-Solicitation. [In accordance with the terms of the New Hire/Proprietary Information Agreement, until]5/[Until]6 the [first] anniversary of the Separation

[3]	Subsection (d) is to be included for California employees only.

[4]	To be used for Employees who have NOT signed a New Hire/Proprietary Information Agreement.

[5]	To be used for Employees who have signed a New Hire/Proprietary Information Agreement.

[6]	To be used for Employees who have NOT signed a New Hire/Proprietary Information Agreement.

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Date, Employee agrees not to recruit, solicit or induce, or attempt to induce, any employee or employees of Employer to terminate their employment with, or otherwise cease their relationship with, Employer.

12. No Assignment By Employee. This Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.

13. Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties. Further, each party shall bear its own attorney’s fees and costs incurred in connection with the arbitration.

14. Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the non-breaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder. Notwithstanding Paragraph 13, above, the parties may seek injunctive relief through the civil court rather than through private arbitration if necessary to prevent irreparable harm.

15. No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or Employer. Both parties expressly disclaim any liability for claims by the other.

16. Consultation With Counsel and Time to Consider. Employee has been advised to consult an attorney before signing this Agreement. Employee acknowledges that Employee has been given the opportunity to consult counsel of Employee’s choice before signing this Agreement, and that Employee is fully aware of the contents and legal effect of this Agreement. Employee acknowledges that Employer has provided Employee with a list, which is Attachment A to this Agreement, of the job titles and ages of all employees being terminated on the Separation Date as well as the ages of the employees with the same titles who are not being terminated (“OWBPA Information”). Employee has been given [21/45] days from receipt of the OWBPA Information to consider this Agreement.

17. Right to Revoke.

(a) Employee and Employer have seven days from the date Employee signs this Agreement to revoke it in a writing delivered to the other party. After that seven-day period has elapsed, this Agreement is final and binding on both parties.

(b) Employee acknowledges and understands that if Employee fails to provide the Employer with an executed copy of this Agreement by the date indicated in paragraph C on the

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first page of this Agreement, Employer’s offer to enter into this Agreement and/or its execution of this Agreement is automatically revoked and Employee shall forfeit all rights under the Plan.

18. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Employer and Employee consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving Employer’s goodwill and proprietary rights, if any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19. Entire Agreement. This Agreement together with the Plan [and the New Hire/Proprietary Information Agreement]7 represents the complete understanding of Employee and Employer with respect to the subject matter herein.

20. Notices. Notices or other communications given pursuant to this Agreement shall be given in accordance with the Plan.

21. Governing Law. This Agreement will be construed and enforced in accordance with the laws of [            ].

22. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

[7]	To be included for Employees who have signed a New Hire/Proprietary Information Agreement.

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BY SIGNING THIS AGREEMENT, YOU STATE THAT:

(a) YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

(b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER THE ADEA;

(c) YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;

(d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;

(e) YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

(f) THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS AS OF ITS EFFECTIVE DATE, AND NO CLAIMS ARISING AFTER ITS EFFECTIVE DATE ARE WAIVED OR RELEASED IN THIS AGREEMENT.

[ELECTRONIC ARTS INC.]			[EMPLOYEE NAME]

By:			Signature:
	Name:	[ ]		Date:
	Title:	General Counsel

By:
	Name:	[ ]
	Title:	Chief Human Resources Officer

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Attachment A to Severance Agreement and Release

This notice contains the information that is required to be provided to you by the Older Workers Benefit Protection Act.

The following is a listing of the job titles and ages of (a) persons who were selected for termination and offered enhanced severance benefits for signing the Severance Agreement and Release, and (b) all individuals in the same job classification or organizational unit who were not selected:

Table 1 - Positions Selected or Eligible for Severance Package

Job Class or Group	Job Title	Age

Table 2 - Positions Not Selected or Ineligible for Severance Package

Job Class or Group	Job Title	Age

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